Exhibit 99.1

Granite Reports First Quarter 2018 Results

•	Revenue increased to $563.4 million, up 20.3 percent year-over-year
•	Company gross profit more than doubles year-over-year to $56.3 million
•	Company gross profit margin of 10.0 percent, up more than 450 basis points year-over-year
•	All segments deliver year-over-year margin improvement
•	Company backlog of $3.59 billion up 4.4 percent year-over-year

WATSONVILLE, Calif. (April 30, 2018) - Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $11.4 million for the quarter ended March 31, 2018, compared to a net loss of $23.8 million in the first quarter of 2017. Loss per diluted share in the quarter was $(0.29), up from $(0.60) in the prior-year period. First quarter 2018 results include the impact of acquisition expenses1 related to Granite’s announced and pending acquisition of Layne Christensen Company (LAYN: NASDAQ) and from our recently completed purchase of LiquiForce. Excluding the impact of these expenses, first quarter loss was $5.0 million, or $(0.13) per diluted share.

"We were pleased to deliver solid results with a record-revenue first quarter, carrying through some of the momentum we created in 2017," said James H. Roberts, President and Chief Executive Officer of Granite Construction Incorporated. "All three segments delivered strong revenue growth and improved year-over-year margins. Our Construction segment led the way, with the Construction Materials segment producing strong top-line revenue growth in our seasonally weakest quarter. The Large Project Construction segment again produced solid revenue growth and improved profitability, driven primarily by the contribution of newer projects in our portfolio. While work on under-performing, mature projects had less impact in the first quarter, it remained a drag on overall profitability, and it is expected to negatively impact margins through much of 2018.

"The near- and long-term outlook for demand and funding of infrastructure investment continues to improve. Backlog trends remain steady, even with more than 20 percent revenue growth in the first quarter. Large Project Construction segment backlog at $2.61 billion and Construction segment backlog at nearly $1 billion points to continued solid demand," Roberts said. "The integration of LiquiForce is moving along as planned, and the integration planning related to our announced acquisition of Layne Christensen is progressing very well. Considering the progress that our joint integration teams have made to date, we are increasingly confident that this deal represents the ideal combination of value creation for all stakeholders. We remain on track for a successful closing in the second quarter of 2018."

First Quarter 2018 Results

Total Company

•	Consolidated revenue increased 20.3 percent to $563.4 million, compared with $468.4 million in the first quarter of 2017.
•	Consolidated gross profit increased 124.0 percent to $56.3 million, compared with $25.1 million last year.
•	Consolidated gross profit margin was 10.0 percent, compared with 5.4 percent in 2017.
•

Total Company backlog was $3.59 billion, up 4.4 percent year-over-year. Construction segment backlog decreased 16.8 percent year-over-year to $978.3 million. Large Project Construction segment backlog increased 15.4 percent from last year to $2.61 billion.

•	Selling, general & administrative expenses decreased slightly to $61.3 million from $61.8 million last year.
•	Our balance sheet remains strong with cash and marketable securities of $300.8 million as of March 31, 2018.

First Quarter Segment Results

Construction

•	Construction revenue increased 18.7 percent to $269.2 million, compared with $226.8 million last year.
•	Gross profit increased 40.5 percent to $38.4 million, compared to $27.3 million last year.
•	Gross profit margin of 14.3 percent increased from 12.0 percent a year ago.
•

Solid execution drove the strong revenue and profit increases in the first quarter, which also resulted in year-over-year backlog burn. Project lettings and our bookings ramped up in the quarter, reflecting improvement after soft demand across geographies in the fourth quarter of 2017. As a result, segment backlog finished at $978.3 million, an increase of 9.1 percent sequentially.

Large Project Construction

•	Large Project Construction revenue increased 20.0 percent to $248.4 million, compared with $207.0 million last year.
•	Gross profit increased to $20.4 million, compared to $2.6 million last year.
•	Gross profit margin was 8.2 percent, compared with 1.2 percent in 2017.
•

Revenue and profit improvement was driven primarily by the contribution of newer projects in our portfolio, as work on under-performing, mature projects had less impact. Mature, underperforming projects still represent a significant amount of expected segment revenue in 2018, with these projects expected to impact profitability negatively through much of the year as we work to complete these projects during the remainder of 2018.

•

Segment backlog increased 15.4 percent year-over-year to $2.6 billion, while decreasing 7.6 percent sequentially. The market opportunities remain robust, as we continue to re-shape our project portfolio with improved project and partner selectivity, aligned to increased returns that balance project risk dynamics.

Construction Materials

•	Construction Materials revenue increased 32.5 percent to $45.7 million, compared with $34.5 million last year.
•	Gross loss of $2.5 million improved 47.9 percent from a loss of $4.8 million last year.
•	While remaining negative in the quarter, gross profit margin improved more than 800 basis points from last year to (5.4) percent.
•	The gross profit and margin improvement was attributable primarily to improved external demand across geographies in the West.

Outlook and Guidance

"Our results and our outlook reflect our focus on execution of our strategic and operating plans, building and investing to capture the benefits of positive market trends. Demand continues to point to growth fueled by private market opportunities now combining with improving public funding trends across geographies and end markets. These early-stage dynamics point to broad opportunities for the next three years or more. Aligned to our emphasis on efficiency and disciplined cost control, our expectations for steady top-line growth and solid bottom-line improvement remain in place across our business for 2018 and beyond,” said Roberts.

The Company’s expectations for 2018 are:

•	Low-double digit consolidated revenue growth
•	Consolidated EBITDA margin[2] of 7.0 percent to 8.0 percent

(1)  Please refer to the description and non-GAAP net income and earnings per diluted share reconciliation of the above-noted acquisition-related costs in the attached tables. For additional information, please refer to Note 19 of “NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” in the Granite Construction Incorporated Form 10-Q for the quarterly period ended March 31, 2018, which is expected to be filed with the Securities and Exchange Commission on April 30, 2018.

(2) On an adjusted basis, excluding the above-noted acquisition-related costs. Please refer to the description and non-GAAP reconciliation in the attached tables.

Conference Call

Granite will conduct a conference call today, April 30, 2018, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2018. The Company invites investors to listen to a live audio webcast on its Investor Relations website, http://investor.graniteconstruction.com. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through May 7, 2018, by calling 1-877-344-7529, replay access code 10119177; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. As America’s Infrastructure Company, Granite specializes in complex infrastructure projects, including transportation, water, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made.  These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$193,581	$233,711	$169,501
Short-term marketable securities	39,961	67,775	67,824
Receivables, net	330,192	479,791	351,091
Contract assets	178,663	—	—
Costs and estimated earnings in excess of billings	—	103,965	90,112
Inventories	71,295	62,497	58,781
Equity in construction joint ventures	254,816	247,826	235,683
Other current assets	43,125	36,513	54,542
Total current assets	1,111,633	1,232,078	1,027,534
Property and equipment, net	409,708	407,418	412,490
Long-term marketable securities	67,305	65,015	59,989
Investments in affiliates	38,682	38,469	36,410
Goodwill	53,799	53,799	53,799
Deferred income taxes, net	3,718	—	—
Other noncurrent assets	74,382	75,199	87,997
Total assets	$1,759,227	$1,871,978	$1,678,219

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$47,298	$46,048	$14,796
Accounts payable	226,253	237,673	170,006
Contract liabilities	71,030	—	—
Billings in excess of costs and estimated earnings	—	135,146	91,527
Accrued expenses and other current liabilities	233,637	236,407	224,850
Total current liabilities	578,218	655,274	501,179
Long-term debt	176,011	178,453	228,306
Deferred income taxes, net	—	1,361	5,609
Other long-term liabilities	40,104	44,085	47,066
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 40,047,187 shares as of March 31, 2018, 39,871,314 shares as of December 31, 2017 and 39,815,232 shares as of March 31, 2017	400	399	398
Additional paid-in capital	162,038	160,376	152,805
Accumulated other comprehensive income (loss)	1,197	634	(257)
Retained earnings	751,801	783,699	706,571
Total Granite Construction Incorporated shareholders’ equity	915,436	945,108	859,517
Non-controlling interests	49,458	47,697	36,542
Total equity	964,894	992,805	896,059
Total liabilities and equity	$1,759,227	$1,871,978	$1,678,219

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2018	2017
Revenue
Construction	$269,243	$226,849
Large Project Construction	248,414	207,033
Construction Materials	45,722	34,518
Total revenue	563,379	468,400
Cost of revenue
Construction	230,847	199,520
Large Project Construction	228,048	204,478
Construction Materials	48,201	39,276
Total cost of revenue	507,096	443,274
Gross profit	56,283	25,126
Selling, general and administrative expenses	61,252	61,837
Acquisition and integration expenses	8,409	—
Gain on sales of property and equipment	(543)	(270)
Operating loss	(12,835)	(36,441)
Other expense (income)
Interest income	(1,521)	(1,051)
Interest expense	2,435	2,743
Equity in income of affiliates	(224)	(916)
Other expense (income), net	268	(870)
Total other expense (income)	958	(94)
Loss before benefit from income taxes	(13,793)	(36,347)
Benefit from income taxes	(4,131)	(12,496)
Net loss	(9,662)	(23,851)
Amount attributable to non-controlling interests	(1,761)	61
Net loss attributable to Granite Construction Incorporated	$(11,423)	$(23,790)

Net loss per share attributable to common shareholders
Basic	$(0.29)	$(0.60)
Diluted	$(0.29)	$(0.60)
Weighted average shares of common stock
Basic	39,908	39,649
Diluted	39,908	39,649
Dividends per common share	$0.13	$0.13

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Three Months Ended March 31,	2018	2017
Operating activities
Net loss	$(9,662)	$(23,851)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	15,511	14,649
Gain on sales of property and equipment, net	(543)	(270)
Stock-based compensation	7,772	8,913
Equity in net income from unconsolidated joint ventures	(2,637)	(1,456)
Changes in assets and liabilities:	(48,061)	15,351
Net cash (used in) provided by operating activities	(37,620)	13,336
Investing activities
Purchases of marketable securities	(9,952)	(29,910)
Maturities of marketable securities	35,000	30,000
Purchases of property and equipment	(15,967)	(21,372)
Proceeds from sales of property and equipment	675	1,060
Other investing activities, net	345	67
Net cash provided by (used in) investing activities	10,101	(20,155)
Financing activities
Long-term debt principal repayments	(1,250)	(1,250)
Cash dividends paid	(5,183)	(5,151)
Repurchases of common stock	(6,119)	(6,448)
Other financing activities, net	(59)	(157)
Net cash used in financing activities	(12,611)	(13,006)
Decrease in cash and cash equivalents	(40,130)	(19,825)
Cash and cash equivalents at beginning of period	233,711	189,326
Cash and cash equivalents at end of period	$193,581	$169,501

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

Three months ended March 31,	Construction	Large Project Construction	Construction Materials

2018
Revenue	$269,243	$248,414	$45,722
Gross profit (loss)	38,396	20,366	(2,479)
Gross profit (loss) as a percent of revenue	14.3%	8.2%	(5.4%)

2017
Revenue	$226,849	$207,033	$34,518
Gross profit (loss)	27,329	2,555	(4,758)
Gross profit (loss) as a percent of revenue	12.0%	1.2%	(13.8%)

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Unearned Revenue(1)	March 31, 2018
Construction	$880,976	25.5%
Large Project Construction	2,567,605	74.5
Total	$3,448,581	100.0%

Other Awards(2)	March 31, 2018
Construction	$97,312	71.0%
Large Project Construction	39,774	29.0
Total	$137,086	100.0%

Contract Backlog	March 31, 2018		December 31, 2017		March 31, 2017
Construction	$978,288	27.3%	$896,955	24.1%	$1,175,474	34.2%
Large Project Construction	2,607,379	72.7	2,821,202	75.9	2,259,721	65.8
Total	$3,585,667	100.0%	$3,718,157	100.0%	$3,435,195	100.0%

(1)Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and subsequently issued additional related Accounting Standards Updates (“Topic 606”) using a modified retrospective transition approach. Topic 606 requires, among other things, to disclose unearned revenue. We generally include a project in our unearned revenue at the time a contract is awarded, the contract has been executed and to the extent we believe funding is probable.

(2)Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and consolidated EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including Adjusted EBITDA, Adjusted consolidated EBITDA margin and Adjusted net loss attributable to Granite Construction Incorporated, to reflect the impact of acquisition and integration expenses related to the acquisition of LiquiForce and to the pending acquisition of Layne Christensen Company. Management believes that these additional non-GAAP financial measures facilitate comparisons between companies without acquisition transactions by securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

Three Months Ended March 31,	2018	2017
Net loss attributable to Granite Construction Incorporated	$(11,423)	$(23,790)
Depreciation, depletion and amortization expense(2)	15,511	14,649
Benefit from income taxes	(4,131)	(12,496)
Interest expense, net of interest income	914	1,692
EBITDA	$871	$(19,945)
Consolidated EBITDA Margin(3)	0.2%	(4.3%)

Acquisition and integration expenses(4)	$8,409	$—
Adjusted EBITDA	$9,280	$(19,945)
Consolidated adjusted EBITDA margin	1.6%	(4.3%)

(1)We define EBITDA as GAAP net loss attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3)Represents EBITDA divided by consolidated revenue. Consolidated revenue was $563,379 for three months ended March 31, 2018 and $468,400 for the three months ended March 31, 2017.

(4)Acquisition and integration expenses are related to external transaction costs, professional fees and internal travel associated with the acquisition and integration of LiquiForce and the pending acquisition of Layne Christensen Company.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Loss Reconciliation

(in thousands, except per share data)

Three Months Ended March 31,	2018	2017
Loss before benefit from income taxes	$(13,793)	$(36,347)
Acquisition and integration expenses(1)	8,409	—
Adjusted loss before benefit from income taxes	$(5,384)	$(36,347)

Benefit from income taxes	$(4,131)	$(12,496)
Tax effect of the acquisition and integration expenses(2)	1,997	—
Adjusted benefit from income taxes	$(2,134)	$(12,496)

Net loss attributable to Granite Construction Incorporated	$(11,423)	$(23,790)
Acquisition and integration expenses, net of the tax effect	6,412	—
Adjusted net loss attributable to Granite Construction Incorporated	$(5,011)	$(23,790)

Net loss per share attributable to common shareholders	$(0.29)	$(0.60)
Acquisition and integration expenses per share	0.16	—
Adjusted net loss per share attributable to common shareholders	$(0.13)	$(0.60)

(1)Acquisition and integration expenses are related to external transaction costs, professional fees and internal travel associated with the acquisition and integration of LiquiForce and the pending acquisition of Layne Christensen Company.

(2)The tax effect of the acquisition and integration expenses was calculated using the Company’s estimated 2018 annual effective tax rate.

Contact:

Investors

Ron Botoff, 831-728-7532

or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated